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                            UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                 SCHEDULE 14A

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

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     RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12

                            UNITY HOLDINGS, Inc
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

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   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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[_]  Check box if any part of the fee is offset as provided by Exchange
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Notes:

Reg. (S) 240.14a-101.

SEC 1913 (3-99)

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                              UNITY HOLDINGS, INC.
                        950 JOE FRANK HARRIS PARKWAY, SE
                           CARTERSVILLE, GEORGIA 30121

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

Dear Fellow Shareholder:

     We cordially invite you to attend the 2002 Annual Meeting of Shareholders of Unity Holdings, Inc., the holding company for Unity National Bank. At the meeting, we will report on our performance in 2001 and answer your questions. We look forward to discussing both our accomplishments and our plans with you. We hope that you can attend the meeting and look forward to seeing you there.

     This letter serves as your official notice that we will hold the meeting on May 15, 2002 at 3:00 p.m. at our office at 950 Joe Frank Harris Parkway, SE, Cartersville, Georgia 30121 for the following purposes:

     1.   To elect three members to the Board of Directors; and

     2. To transact any other business that may properly come before the meeting or any adjournment of the meeting.

     Shareholders owning our common stock at the close of business on April 1, 2002 are entitled to attend and vote at the meeting. A complete list of these shareholders will be available at the company's offices prior to the meeting.

     Please use this opportunity to take part in the affairs of your company by voting on the business to come before this meeting. Even if you plan to attend the meeting, we encourage you to complete and return the enclosed proxy to our transfer agent, Computershare Trust Company, Inc., as promptly as possible in the envelope provided.

                                          By Order of the Board of Directors,

                                          /s/ Michael L. McPherson
                                          --------------------------------------
                                          Michael L. McPherson
                                          President and Chief Executive Officer

April 15, 2002
Cartersville, Georgia

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                              UNITY HOLDINGS, INC.
                        950 JOE FRANK HARRIS PARKWAY, SE
                           CARTERSVILLE, GEORGIA 30121

                      PROXY STATEMENT FOR ANNUAL MEETING OF
                     SHAREHOLDERS TO BE HELD ON MAY 15, 2002

     Our Board of Directors is soliciting proxies for the 2002 Annual Meeting of Shareholders. This proxy statement contains important information for you to consider when deciding how to vote on the matters brought before the meeting. We encourage you to read it carefully.

                               VOTING INFORMATION

     The Board set April 1, 2002 as the record date for the meeting. Shareholders owning our common stock at the close of business on that date are entitled to attend and vote at the meeting, with each share entitled to one vote. There were 839,211 shares of common stock outstanding on the record date. A majority of the outstanding shares of common stock represented at the meeting will constitute a quorum.

     When you sign the proxy card, you appoint W. Stewart Griggs or James D. Timmons as your representative at the meeting. Mr. Griggs and Mr. Timmons, or either of them, will vote your proxy as you have instructed them on the proxy card. If you submit a proxy but do not specify how you would like it to be voted, Mr. Griggs or Mr. Timmons will vote your proxy for the election to the Board of Directors of all nominees listed below under "Election Of Directors." We are not aware of any other matters to be considered at the meeting. However, if any other matters come before the meeting, Mr. Griggs or Mr. Timmons will vote your proxy on such matters in accordance with their judgment.

     You may revoke your proxy and change your vote at any time before the polls close at the meeting. You may do this by signing and delivering another proxy with a later date or by voting in person at the meeting.

     We are paying for the costs of preparing and mailing the proxy materials and of reimbursing brokers and others for their expenses of forwarding copies of the proxy materials to our shareholders. Our officers and employees may assist in soliciting proxies but will not receive additional compensation for doing so. We are distributing this proxy statement on or about April 15, 2002.

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                      PROPOSAL NO. 1: ELECTION OF DIRECTORS

     The Board of Directors is divided into three classes with staggered terms, so that the terms of only approximately one-third of the Board members expire at each annual meeting. The current terms of the Class I directors will expire at the meeting. The terms of the Class II directors will expire at the 2003Annual Shareholders Meeting. Our directors and their classes are:

     Class I                    Class II                  Class III

     Donald D. George           Sam R. McCleskey          Kenneth R. Bishop
     John S. Lewis              Stephen A. Taylor         Jerry W. Braden
     Michael L. McPherson       B. Don Temples

     Shareholders will elect three nominees as Class I directors at the meeting to serve a three-year term, expiring at the 2005 Annual Meeting of Shareholders. The directors will be elected by a plurality of the votes cast at the meeting. This means that the three nominees receiving the highest number of votes will be elected. Abstentions and broker non-votes will not be considered to be either affirmative or negative votes.

     The Board of Directors recommends that you elect Donald D. George, John S. Lewis, and Michael L. McPherson as Class I directors.

     If you submit a proxy but do not specify how you would like it to be voted, Mr. Griggs or Mr. Timmons will vote your proxy to elect Mr. McPherson, Mr. Lewis, and Mr. George. If any of these nominees is unable or fails to accept nomination or election (which we do not anticipate), Mr. Griggs or Mr. Timmons will vote instead for a replacement to be recommended by the Board of Directors, unless you specifically instruct otherwise in the proxy.

     Set forth below is certain information about the nominees, each of whom has been a director of the company since its formation in 1997 and is also a director of Unity National Bank:

     Donald D. George, 62, was born in Wardtown, Virginia. He attended several colleges including Virginia State University, ICBO Business School of Manhattan, and St. Francis of Xavier College of Labor Relations. Mr. George has been in the transportation industry for over 30 years. He owns and is the president of Universal Transportation Corporation, established in October 1997, which provides Medicaid and Medicare transportation. In 1990, Mr. George formed his own company, Free Enterprise of Atlanta, Inc. d/b/a George's Motor Coach, which provides trip and shuttle services through the Atlanta area as well as out-of-state charter trips. He was also President of the 223rd Street Block Association and Scout master of Boy Scout Troop 676. Mr. George is a member of the Cobb County Chamber of Commerce, the City of Atlanta Chamber of Commerce, the Atlanta Business League, the City of Conyers Chamber of Commerce, and the Board of Directors of National Key Women of America.

     John S. Lewis, 58, was born in Cartersville, Georgia. He received a Bachelor of Business Administration from the University of Georgia. He received a LLB in Law from Mercer University.

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Mr. Lewis is in the property management business and manages jointly and independently owned income-producing real estate and farm land. He has been in the real estate sales and management business since 1986. He was a practicing attorney in Cartersville from 1970 to 1985.

     Michael L. McPherson, 52, was born in Cartersville, Georgia. He received a Bachelors Degree in Business Administration, cum laude, from Brenau College, Gainesville, Georgia. He graduated from several American Bankers association schools on credit and lending. He received the professional designation of Certified Lender-Business Banking (CLBB) from the Institute of Certified Bankers. He graduated from the Georgia Bankers School at the University of Georgia. Mr. McPherson has been a banker since 1977, when he began his career at Bartow County Bank, Cartersville, Georgia. He worked in all phases of banking from bookkeeping to senior vice president in charge of lending. He was employed by Bartow County Bank from 1977 to 1990. In 1990, Mr. McPherson moved to First Community Bank & Trust, Cartersville, Georgia as executive vice president and chief lending officer. He remained with First Community Bank & Trust until September 1997, at which time he resigned to lead the formation of Unity National Bank. Mr. McPherson is a past director of the Alumni Board of Governors of Reinhardt College; a past director of the Georgia Chapter of Bank Administration Institute; past president of the Young Bankers Section of Community Bankers Association; a past member of the Board of Directors of Bartow County Advocates for Children; a member of Center Baptist Church, Cartersville; and active in various local charitable and civic organizations.

     Set forth below is also information about each of the company's other directors and each of its executive officers. Each of the following directors has been a director of the company since the company's formation in 1997. Each director is also a director of Unity National Bank.

     Sam R. McCleskey, 61, was born in Woodstock, Georgia. In 1998 Mr. McCleskey retired from Lockheed Martin Corporation where he served as a supervisor in the tool and die area since 1979. He is also the owner of McCleskey Builders, Inc., a residential home builder.

     Stephen A. Taylor, 46, was born in Fairmount, Georgia. Mr. Taylor is the owner of Taylor Farm Supply, which has served Cartersville, Georgia for nearly 50 years. Mr. Taylor has attended Reinhardt College and Floyd College and is a supporter of both these institutions. He is a past member of the Purina Corporation Advisory Board. Mr. Taylor also coached several years in the Bartow County Recreation Department.

     B. Don Temples, 50, was born in Cartersville, Georgia. Mr. Temples received an Associate of Arts degree from Reinhardt College and a Bachelor of Business Administration degree from the University of Georgia. He is a licensed real estate broker and co-owner of Temple's Construction, a residential real estate development and construction company.

     Kenneth R. Bishop, 38, was born in Jacksonville, Florida. He received a Bachelors Degree in Business Administration - Marketing from the University of Georgia. Mr. Bishop is the previous owner of Daddy Pam's Coffeehouse which he opened in March 1997. Mr. Bishop is currently employed as a vice president of Southern Color & Chemical Co., Inc. He has been an active member

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and supporter of the Sam Jones Methodist Church for many years. In addition, he has been active in a number of local charities, both financially and in service.

     Jerry W. Braden, 57, was born in Rome, Georgia. He received a Bachelor of Science Degree and a Masters Degree in Agricultural Economics from the University of Georgia. He is the owner of a real estate management and development company styled The Braden Group. The Braden Group is a trade name used to develop real estate, to sell real estate, and to own and manage apartment complexes. He has owned and operated The Braden Group since 1981. Mr. Braden has been actively involved in many civic endeavors in Bartow County, including past chairman of the Market Analysis Research Committee for the Washington-based Council for Affordable and Rural Housing; member of the Board of Directors of the Bartow County Habitat for Humanity; member of the Board of Directors of Bartow County Home Builders Association; member of the Board of Trustees of the Sam Jones Historic Home and Museum; member of Board of Directors of the Cartersville-Bartow County Opera; and chairman of the Finance Committee of Trinity United Methodist Church.

                             Description of Business

General

     Unity Holdings, Inc. was incorporated in Georgia on October 8, 1997 as a bank holding company to own and control all of the capital stock of Unity National Bank. Organizing activities for the Company began during the summer of 1997, consisting primarily of preparation and filing of a registration statement for sale of the Company's stock, preparation and filing of the Bank's charter application, acquisition of physical facilities, and hiring of staff. On November 30, 1998, the Federal Deposit Insurance Corporation approved the Bank's application for deposit insurance, and on February 11, 1998, the Office of the Comptroller of the Currency approved the Bank's charter application. The Board of Governors of the Federal Reserve approved the Company to be a bank holding company on November 30, 1998. The Bank began operations as a national bank on November 30, 1998 at its main banking location in Cartersville, Georgia. On January 4, 1999, the Bank opened a branch office in Adairsville, Georgia. On October 9, 2001, the Bank opened another branch office in Rome, Georgia.

Location and Service Area

     The Bank conducts a general commercial banking business in its service area, emphasizing the banking needs of small-to-medium sized businesses, professional concerns and individuals. The Bank operates from a main office in Cartersville, Georgia located at the corner of Joe Frank Harris Parkway and Market Place Boulevard, S.E. in Cartersville, Georgia and branch offices located at 7450 Adairsville Highway, NW, Adairsville, Georgia and 42 Three Rivers Drive, Rome, Georgia. See "Description of Property" below. The Bank draws most of its customer deposits and conducts most of its lending transactions from within a primary service area of Bartow County and Floyd County, Georgia, with a secondary market which includes the neighboring counties of Cherokee, Chattooga, Gordon and Polk.

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     Bartow County is located in northwest Georgia, approximately 40 miles from the city of Atlanta. Bartow County, which had a population of 76,019 in 2000 and a median effective buying income per household of $33,828, includes the cities of Cartersville, Adairsville, Emerson, Kingston, Stilesboro, Taylorville and White. Bartow County is generally rectangular in shape and the main office of the Bank is located in Cartersville, which is close to the southeast corner of the county. To the east and south of Cartersville is Lake Allatoona, which is a natural barrier to the remainder of that part of the county and to a portion of adjacent counties. The primary markets for the main office and the branch located in Bartow County include the cities of Cartersville and Adairsville, which are located in the northern and southern parts of Bartow County and provide access for residents of the entire county.

     Floyd County is also located in northwest Georgia and had a population of 90,565 in 2000 and a median effective buying income per household of $33,585. Our branch is located in Rome, Georgia, which is located in the center of Floyd County. The primary market for the bank is the City of Rome, which draws from secondary markets which include Gordon, Polk, Cherokee and Chattooga Counties.

     According to data provided by the Georgia Department of Labor, which was compiled in 2000, there are 3,539 businesses in Bartow and Floyd Counties subject to unemployment insurance laws. Bartow and Floyd Counties, like many small communities, have many small businesses that are not subject to unemployment insurance laws and are not reflected in this data. There are 236 manufacturing companies, 374 construction companies, 895 retail companies, 290 wholesale companies, 157 transportation and public utility companies and 1,063 service companies in Bartow and Floyd Counties. The largest employers in Bartow County include Shaw Industries, Inc. (carpet manufacturer) 1,933; Bartow County Board of Education, 1,400; First Brands Corporation (plastic extruding company), 630; Bartow County Government, 600; Goodyear Tire and Rubber Co. (tire manufacturer), 569; Wal-Mart Stores (retail sales), 529; and nine other businesses with between 110 employees and 493 employees in industries such as beer manufacturing, steel manufacturing, medical facility, public utility, and carpet manufacturing.

Marketing Focus

     Most of the banks in the Bartow and Floyd Counties area are now local branches of large regional banks. Although size gives the larger banks certain advantages in competing for business from large corporations, including higher lending limits and the ability to offer services in other areas of Georgia and the Bartow and Floyd Counties areas, the Company believes that there has been a void in the community banking market in these areas and believes that the Bank successfully fills this void. As a result, the Company generally does not attempt to compete for the banking relationships of large corporations, but concentrates its efforts on small- to medium-sized businesses and on individuals. The Bank advertises to emphasize the Company's local ownership, community bank nature, and ability to provide more personalized service than its competition.

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Deposits

     The Bank offers a full range of deposit services that are typically available in most banks and savings and loan associations, including checking accounts, commercial accounts, NOW accounts, savings accounts, and other time deposits of various types, ranging from daily money market accounts to longer-term certificates of deposit. The transaction accounts and time certificates are tailored to the Bank's principal market area at rates competitive to those offered in the Bartow and Floyd Counties areas. In addition, the Bank offers certain retirement account services, such as Individual Retirement Accounts (IRAs). The Bank solicits these accounts from individuals, businesses, associations and organizations, and governmental authorities.

Lending Activities

     General. The Bank emphasizes a range of lending services, including real estate, commercial and consumer loans, to individuals and small- to medium-sized businesses and professional concerns that are located in or conduct a substantial portion of their business in the Bank's market area.

     Real Estate Loans. One of the primary components of the Bank's loan portfolio is loans secured by first or second mortgages on real estate. These loans generally consist of commercial real estate loans, construction and development loans, and residential real estate loans (but exclude home equity loans, which are classified as consumer loans). Loan terms generally are limited to five years or less, although payments may be structured on a longer amortization basis. Interest rates may be fixed or adjustable, and will more likely be fixed in the case of shorter term loans. The Bank will generally charge an origination fee. Management attempts to reduce credit risk in the commercial real estate portfolio by emphasizing loans on owner-occupied office and retail buildings where the loan-to-value ratio, established by independent appraisals, does not exceed 80%. In addition, the Bank will typically require personal guarantees of the principal owners of the property backed with a review by the Bank of the personal financial statements of the principal owners. The principal economic risk associated with each category of anticipated loans, including real estate loans, is the creditworthiness of the Bank's borrowers. The risks associated with real estate loans vary with many economic factors, including employment levels and fluctuations in the value of real estate. The Bank competes for real estate loans with a number of bank competitors which are well established in the Bartow and Floyd Counties areas. Most of these competitors have substantially greater resources and lending limits than the Bank. As a result, the Bank may have to charge lower interest rates to attract borrowers. See "Competition" below. The Bank also originates loans for sale into the secondary market. The Bank intends to limit interest rate risk and credit risk on these loans by locking the interest rate for each loan with the secondary investor and receiving the investor's underwriting approval prior to originating the loan.

     Commercial Loans. The Bank makes loans for commercial purposes in various lines of businesses. Equipment loans are typically made for a term of five years or less at fixed or variable rates, with the loan fully amortized over the term and secured by the financed equipment and with a loan-to-value ratio of 80% or less. Working capital loans typically have terms not exceeding one year and usually are secured by accounts receivable, inventory, or personal guarantees of the principals of the business. For loans secured by accounts receivable or inventory, principal will

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typically be repaid as the assets securing the loan are converted into cash, and in other cases principal will typically be due at maturity. The principal economic risk associated with each category of anticipated loans, including commercial loans, is the creditworthiness of the Bank's borrowers. The risks associated with commercial loans vary with many economic factors, including the economy in the Bartow and Floyd Counties areas. The well-established banks in the Bartow and Floyd Counties areas will make proportionately more loans to medium- to large-sized businesses than the Bank. Many of the Bank's anticipated commercial loans will likely be made to small- to medium-sized businesses which may be less able to withstand competitive, economic, and financial conditions than larger borrowers. Commercial loans are generally considered to have greater risk than first or second mortgages on real estate.

     Consumer Loans. The Bank makes a variety of loans to individuals for personal and household purposes, including secured and unsecured installment and term loans, home equity loans and lines of credit, and revolving lines of credit such as credit cards. These loans typically carry balances of less than $25,000 and, in the case of non-revolving loans, are amortized over a period not exceeding 60 months or are ninety-day term loans, in each case bearing interest at a fixed rate. The revolving loans typically bear interest at a fixed rate and require monthly payments of interest and a portion of the principal balance. The underwriting criteria for home equity loans and lines of credit generally is the same as applied by the Bank when making a first mortgage loan, as described above, and home equity lines of credit typically expire ten years or less after origination. As with the other categories of loans, the principal economic risk associated with consumer loans is the creditworthiness of the Bank's borrowers, and the principal competitors for consumer loans are the established banks in the Bartow and Floyd Counties areas. Consumer loans are generally considered to have greater risk than first or second mortgages on real estate.

     Loan Approval and Review. The Bank's loan approval policies provide for various levels of officer lending authority. When the amount of aggregate loans to a single borrower exceeds that individual officer's lending authority, the loan request is considered and approved by an officer with a higher lending limit or the officers' loan committee. The officers' loan committee has lending limits, and any loan in excess of this lending limit is approved by the directors' loan committee. The Bank will not make any loans to any director, officer, or employee of the Bank unless the loan is approved by the board of directors of the Bank and is made on terms not more favorable to such person than would be available to a person not affiliated with the Bank. The Bank currently intends to adhere to Federal National Mortgage Association ("FNMA") and Federal Home Loan Mortgage Corporation ("FHLMC") guidelines in its mortgage loan review process, but may choose to alter this policy in the future. The Bank does not currently sell its mortgage loans on the secondary market, but may choose to do so in the future.

     Lending Limits. The Bank's lending activities are subject to a variety of lending limits imposed by federal law. While differing limits apply in certain circumstances based on the type of loan or the nature of the borrower (including the borrower's relationship to the Bank), in general the Bank is subject to a loan-to-one-borrower limit. These limits will increase or decrease as the Bank's capital increases or decreases. Unless the Bank is able to sell participations in its loans to other financial institutions, the Bank will not be able to meet all of the lending needs of loan customers requiring aggregate extensions of credit above these limits.

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Other Banking Services

     Other bank services include cash management services, safe deposit boxes, travelers checks, direct deposit of payroll and social security checks, and automatic drafts for various accounts. The Bank is associated with a shared network of automated teller machines that may be used by Bank customers throughout Georgia and other regions. The Bank also offers MasterCard and VISA credit card services through a correspondent bank as an agent for the Bank. The Bank does not plan to exercise trust powers during its initial years of operation.

Competition

     The banking business is highly competitive. The Bank competes as a financial intermediary with other commercial banks, savings and loan associations, credit unions and money market mutual funds operating in Bartow County and elsewhere. There are currently thirteen commercial banks operating in Bartow County, holding approximately $821 million in deposits. There are also four credit unions in the county. There are currently nine commercial banks and five credit lenders operating in Floyd County, holding approximately $1 billion in deposits. A number of these competitors are well established in the Bartow and Floyd Counties areas. Most of them have substantially greater resources and lending limits and may have a lower cost of funds than the Bank. These banks offer certain services, such as extensive and established branch networks and trust services, that the Bank either does not expect to provide or does not currently provide. As a result of these competitive factors, the Bank may have to pay higher rates of interest in order to attract deposits.

Employees

     As of December 31, 2001, the Bank had 43 full-time employees and four part-time employees.

                      Management's Discussion and Analysis
                of Financial Condition and Results of Operations

The following is a discussion of our financial condition and the financial condition of our bank subsidiary, Unity National Bank, at December 31, 2001 and 2000 and the results of operations for the years then ended. The purpose of this discussion is to focus on information about our financial condition and results of operations that are not otherwise apparent from our audited consolidated financial statements. Reference should be made to those statements and the selected financial data presented elsewhere in this report for an understanding of the following discussion and analysis.

Forward-Looking Statements

We may from time to time make written or oral forward-looking statements, including statements contained in filings with the Securities and Exchange Commission and our reports to stockholders. Statements made in this report, other than those concerning historical information, should be considered forward-looking and subject to various risks and uncertainties. Forward-looking statements are made based upon management's belief as well as assumptions made by, and information currently available to, management pursuant to "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Our actual results may differ materially from the results anticipated in forward-looking statements due to a variety of factors, including governmental monetary and fiscal policies, deposit levels, loan demand, loan collateral values, securities portfolio values, interest rate risk management, the effects of competition in the banking business from other commercial banks, thrifts, mortgage banking firms, consumer finance companies, credit unions, securities brokerage firms, insurance companies, money market funds and other financial institutions operating in our market area and elsewhere, including institutions operating through the Internet, changes in governmental regulation relating to the banking industry, including regulations relating to branching and acquisitions, failure of assumptions underlying the establishment of reserves for loan losses, including the value of collateral underlying delinquent loans and other factors. We caution that these factors are not exclusive. We do not undertake to update any forward-looking statement that may be made from time to time by us, or on our behalf.

Overview

Our 2001 results were highlighted by reporting net income of $577,000 in our third full year of operations and completely recouping operating losses incurred through 2000. Despite a downturn in the national and state economy exacerbated by the effects of the September 11, 2001 terrorist attacks, we continued to have significant loan and deposit growth that should provide a base for continued profitability. We also opened additional branch banking facilities in Rome, Georgia in the third quarter of 2001.

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Financial Condition at December 31, 2001 and 2000

The following is a summary of our balance sheets for the years indicated:

                                                            December 31,
                                                        2001           2000
                                                       (Dollars in Thousands)

Cash and due from banks                              $   2,421      $   2,104
Interest-bearing deposits in banks                          63            114
Federal funds sold                                       2,602          4,690
Securities                                              12,487          8,412
Loans, net                                              86,876         56,683
Premises and equipment                                   5,344          5,047
Other assets                                             1,879          1,327
                                                     ---------      ---------

                                                     $ 111,672      $  78,377
                                                     =========      =========

Total deposits                                       $ 102,292      $  69,895
Other liabilities                                        1,067            669
Stockholders' equity                                     8,313          7,813
                                                     ---------      ---------

                                                     $ 111,672      $  78,377
                                                     =========      =========

Financial Condition at December 31, 2001 and 2000

As of December 31, 2001, we had total assets of $111.7 million, an increase of 42% over December 31, 2000. Total interest-earning assets were $103.2 million at December 31, 2001 or 92% of total assets as compared to 90% of total assets at December 31, 2000. Our primary interest-earning assets at December 31, 2001 were loans, which made up 85% of total interest-earning assets as compared 81% at December 31, 2000. Our loan to deposit ratio was 86% at December 31, 2001 as compared to 82% at December 31, 2000. Deposit growth of $32.4 million has been used primarily to fund loan growth of $30.5 million.

Our securities portfolio, consisting of U.S. Government and Agency, mortgage-backed, municipal and restricted equity securities, amounted to $12.5 million at December 31, 2001. Unrealized losses on securities amounted to $9000 at December 31, 2001 as compared to $71,000 in unrealized gains at December 31, 2000. We have not specifically identified any securities for sale in future periods that, if so designated, would require a charge to operations if the market value would not be reasonably expected to recover prior to the time of sale.

We have 81% of our loan portfolio collateralized by real estate located in our primary market area of Bartow County, Georgia and surrounding counties. Our real estate mortgage portfolio consists of loans collateralized by one- to four-family residential properties (30%) and construction loans to build one- to four-family residential properties (19%), and nonresidential properties consisting primarily of small business commercial properties (51%). We generally require that loans collateralized by real estate not exceed the collateral values by the following percentages for each type of real estate loan as follows:

     One- to four-family residential properties                              85%
     Construction loans on one- to four-family residential properties        80%
     Nonresidential property                                                 80%

The remaining 19% of the loan portfolio consists of commercial, consumer, and other loans. We require collateral commensurate with the repayment ability and creditworthiness of the borrower.

The specific economic and credit risks associated with our loan portfolio, especially the real estate portfolio, include, but are not limited to, a general downturn in the economy which could affect unemployment rates in our market area, general real estate market deterioration, interest rate fluctuations, deteriorated or non-existing collateral, title defects, inaccurate appraisals, financial deterioration of borrowers, fraud, and any violation of banking protection laws. Construction lending can also present other specific risks to the lender such as whether developers can find builders to buy lots for home construction, whether the builders can obtain financing for the construction, whether the builders can sell the home to a buyer, and whether the buyer can obtain permanent financing. Currently, real estate values and employment trends in our market area are stable with no indications of a significant downturn in the local economy.

We attempt to reduce these economic and credit risks not only by adhering to loan to value guidelines, but also by investigating the creditworthiness of the borrower and monitoring the borrower's financial position. Also, we establish and periodically review our lending policies and procedures. National banking regulations limit exposure by prohibiting loan relationships that exceed 15% of the Bank's statutory capital.

Liquidity and Capital Resources

The purpose of liquidity management is to ensure that there are sufficient cash flows to satisfy demands for credit, deposit withdrawals, and other needs. Traditional sources of liquidity include asset maturities and growth in core deposits. A company may achieve its desired liquidity objectives from the management of assets and liabilities and through funds provided by operations. Funds invested in short-term marketable instruments and the continuous maturing of other earning assets are sources of liquidity from the asset perspective. The liability base provides sources of liquidity through deposit growth, the maturity structure of liabilities, and accessibility to market sources of funds.

As our loan demand has continued to increase, we have increased the use of brokered deposits as a funding source. Total brokered deposits amounted to $24 million as of December 31, 2001. These deposits are readily obtainable at rates not significantly different from rates that we pay on deposits in our local market.

Scheduled loan payments are a relatively stable source of funds, but loan payoffs and deposit flows fluctuate significantly, being influenced by interest rates and general economic conditions and competition. We attempt to price our deposits to meet our asset/liability objectives consistent with local market conditions.

Our liquidity and capital resources are monitored on a periodic basis by management and Federal regulatory authorities. As determined under guidelines established by regulatory authorities and internal policy, our liquidity ratio of 17% at December 31, 2001, which was slightly below our target ratio of 20% to 25%, was considered satisfactory.

At December 31, 2001, we had loan commitments outstanding of $11.7 million. Because these commitments generally have fixed expiration dates and many will expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. If needed, we have the ability on a short-term basis to borrow and purchase federal funds from other financial institutions. At December 31, 2001, we had arrangements with two commercial banks for short-term advances of $3.5 million. In addition, we also have a $10.3 million credit line established with the Federal Home Loan Bank.

At December 31, 2001, our capital ratios were considered adequate based on regulatory minimum capital requirements. Our stockholders' equity increased due to net income of $577,000 and decreased due to other comprehensive loss associated with our securities available-for-sale of $77,000. For regulatory purposes, the net unrealized losses on securities available-for-sale are excluded in the computation of the capital ratios.

In the future, our primary source of funds available to Unity Holdings, Inc. will be the payment of dividends by the Bank. Banking regulations limit the amount of the dividends that may be paid without prior approval of the bank's regulatory agency. Currently, the Bank can pay 331,000 of dividends without regulatory approval.

The minimum capital requirements to be considered well capitalized under prompt corrective action provisions and the actual capital ratios for us and the Bank as of December 31, 2001 are as follows:

                                                        Actual
                                        ----------------------------------------

                                                                     Regulatory
                                        Consolidated     Bank       Requirements
                                        ------------     ----       ------------
     Leverage capital ratio                 7.60%        7.55%          5.00%
     Risk-based capital ratios:
        Core capital                        9.85         9.78           6.00
        Total capital                      11.10        11.03          10.00

These ratios may decline as asset growth continues, but are expected to exceed the regulatory minimum requirements. Anticipated future earnings will assist in keeping these ratios at satisfactory levels.

At December 31, 2001, we had no material commitments for capital expenditures.

We believe that our liquidity and capital resources are adequate and will meet our foreseeable short and long-term needs. We anticipate that we will have sufficient funds available to meet current loan commitments and to fund or refinance, on a timely basis, our other material commitments and liabilities.

Management is not aware of any known trends, events or uncertainties, other than those discussed above, that will have or that are reasonably likely to have a material effect on our liquidity, capital resources or operations. Management is also not aware of any current recommendations by the regulatory authorities that, if they were implemented, would have such an effect.

Effects of Inflation
--------------------

The impact of inflation on banks differs from its impact on non-financial institutions. Banks, as financial intermediaries, have assets which are primarily monetary in nature and that tend to fluctuate in concert with inflation. A bank can reduce the impact of inflation if it can manage its rate sensitivity gap. This gap represents the difference between rate sensitive assets and rate sensitive liabilities. We, through our asset/liability committee, attempt to structure the assets and liabilities and manage the rate sensitivity gap, thereby seeking to minimize the potential effects of inflation. For information on the management of our interest rate sensitive assets and liabilities, see "Asset/Liability Management".

Results of Operations For The Years Ended December 31, 2001 and December 31,
2000

The following is a summary of our operations for the years indicated.

                                                        Years Ended December 31,
                                                          2001           2000
                                                         (Dollars in Thousands)

Interest income                                         $  8,018       $  5,982

Interest expense                                           4,290          2,983
                                                        --------       --------

Net interest income                                        3,728          2,999

Provision for loan losses                                    412            361

Other income                                                 708            422

Other expenses                                             3,369          2,573
                                                        --------       --------

Pretax income                                                655            487

Income taxes                                                  78              -
                                                        --------       --------

Net income                                              $    577       $    487
                                                        --------       --------

Net Interest Income
-------------------

Our results of operations are determined by our ability to manage interest income and expense effectively, to minimize loan and investment losses, to generate non-interest income, and to control operating expenses. Because interest rates are determined by market forces and economic conditions beyond our control, our ability to generate net interest income depends on our ability to obtain an adequate net interest spread between the rate we pay on interest-bearing liabilities and the rate we earn on interest-earning assets.

Our net yield on average interest-earning assets was 4.23% in 2001 as compared to 5.13% in 2000. Average loans increased by $28.4 million, which accounted for the majority of a $30.0 million increase in total average interest-earning assets. Average interest-bearing liabilities increased by $29.3 million with average interest-bearing demand and time deposits accounting for the vast majority of this increase. The rate earned on average interest-earning assets decreased to 9.10% in 2001 from 10.23% in 2000. The rate paid on average interest-bearing liabilities decreased to 5.30% in 2001 from 5.78% in 2000. The decrease in the net yield is due primarily to decreases in the rates earned on our interest-earning assets, as the prime rate was lowered eleven times in 2001 to 4.75%. As our interest-bearing liabilities mature and reprice, we expect to see our net yield increase.

Provision for Loan Losses
-------------------------

The provision for loan losses was $412,000 and $361,000 in 2001 and 2000, respectively. The amounts provided were due primarily to the growth of the portfolio and to our assessment of the inherent risk in the portfolio. Net charge-offs for 2001 were $82,000 as compared to $15,000 for 2000. As of December 31, 2001, we had nonperforming loans and assets of $69,000 as compared to $35,000 at December 31, 2000. Through our third full year of operations, we have incurred no significant loan losses. Based upon our evaluation of the loan portfolio, we believe the allowance for loan losses to be adequate to absorb losses on existing loans that may become uncollectible. Our evaluation considers significant factors relative to the credit risk and loss exposure in the loan portfolio, including past due and classified loans, historical experience, underlying collateral values, and current economic conditions that may affect the borrower's ability to repay. The allowance for loan losses is evaluated by segmenting the loan portfolio into unclassified and classified loans. The unclassified loans are further segmented by loan type with an allowance percentage applied to each type in order to establish a general allowance for loan losses. The allowance percentage determined is based upon our experience specifically and the historical experience of the banking industry generally. The classified loans, including impaired loans, are analyzed individually in order to establish a specific allowance for loan losses. The allowance for loan losses as a percentage of total loans was 1.36% at December 31, 2001 as compared to 1.50% at December 31, 2000. The decrease in this percentage is primarily the result of having more of our own historical experience on which to base our evaluation of the adequacy of the allowance for loan losses.

Other Income
------------

Other income consists of service charges on deposit accounts, mortgage loan origination fees, and other miscellaneous revenues and fees. Other income was $708,000 in 2001 as compared to $422,000 in 2000. The increase is due primarily to increased service charges on deposit accounts of $72,000, increased mortgage loan origination fees of $179,000, and a gain on sale of securities in the amount of $16,000.

Other Expenses
--------------

Other expenses for 2001 consist of salaries and employee benefits ($1,800,000), equipment and occupancy expenses ($520,000), and other operating expenses ($1,049,000). The increase in salaries and employee benefits of $465,000 is due to an increase in the number of employees to 44 at December 31, 2001 from 30 at December 31, 2000, and to other annual salary increases. The increase in the number of employees is due primarily to the opening of the new branch in Rome, Georgia. The increase in equipment and occupancy expenses of $119,000 is due to increased costs associated with occupying the main office and Adairsville branch facilities for a full year in 2001 as compared to nine months in 2000 as well as the increased costs associated with the new Rome branch. The increase in other operating expenses of $212,000 is due to increased data processing expense of $54,000, increased postage expense of $17,000, increased advertising and business promotion expense of $37,000 and increased other costs of $104,000. The increase in other operating expenses is directly related to the overall growth of the Bank.

Income Tax
----------

Income tax expense was $78,000 in 2001, representing the first year that we were required to record an income tax provision. The amount recorded has been reduced by the recognition of deferred tax assets in the amount of $113,000 that were previously accorded valuation allowances. There was no income tax expense in 2000 due to $343,000 of accumulated deficit incurred through December 31, 2000.

Asset/Liability Management
--------------------------

Our objective is to manage assets and liabilities to provide a satisfactory, consistent level of profitability within the framework of established cash, loan, investment, borrowing, and capital policies. Specific officers are charged with the responsibility for monitoring policies and procedures designed to ensure acceptable composition of the asset/liability mix. Management's overall philosophy is to support asset growth primarily through growth of core deposits of all categories made by local individuals, partnerships, and corporations.

Our asset/liability mix is monitored on a regular basis with a report reflecting the interest rate-sensitive assets and interest rate-sensitive liabilities being prepared and presented to the Bank's Board of Directors on a monthly basis. The objective of this policy is to monitor interest rate-sensitive assets and liabilities so as to minimize the impact of substantial movements in interest rates on earnings. An asset or liability is considered to be interest rate-sensitive if it will reprice or mature within the time period analyzed, usually one year or less. The interest rate-sensitivity gap is the difference between the interest-earning assets and interest-bearing liabilities scheduled to mature or reprice within such time period. A gap is considered positive when the amount of interest rate-sensitive assets exceeds the amount of interest rate-sensitive liabilities. A gap is considered negative when the amount of interest rate-sensitive liabilities exceeds the interest rate-sensitive assets. During a period of rising interest rates, a negative gap would tend to affect net interest income adversely, while a positive gap would tend to result in an increase in net interest income. Conversely, during a period of falling interest rates, a negative gap would tend to result in an increase in net interest income, while a positive gap would tend to affect net interest income adversely. If our assets and liabilities were equally flexible and moved concurrently, the impact of any increase or decrease in interest rates on net interest income would be minimal.

A simple interest rate "gap" analysis by itself may not be an accurate indicator of how net interest income will be affected by changes in interest rates. Accordingly, we also evaluate how the repayment of particular assets and liabilities is impacted by changes in interest rates. Income associated with interest-earning assets and costs associated with interest-bearing liabilities may not be affected uniformly by changes in interest rates. In addition, the magnitude and duration of changes in interest rates may have a significant impact on net interest income. For example, although certain assets and liabilities may have similar maturities or periods of repricing, they may react in different degrees to changes in market interest rates. Interest rates on certain types of assets and liabilities fluctuate in advance of changes in general market rates, while interest rates on other types may lag behind changes in general market rates. In addition, certain assets, such as adjustable rate mortgage loans, have features (generally referred to as "interest rate caps and floors") that limit changes in interest rates. Prepayment and early withdrawal levels also could deviate significantly from those assumed in calculating the interest rate gap. The ability of many borrowers to service their debts also may decrease during periods of rising interest rates.

Changes in interest rates also affect our liquidity position. We currently price deposits in response to market rates and it is management's intention to continue this policy. If deposits are not priced in response to market rates, a loss of deposits could occur that would negatively affect our liquidity position.

At December 31, 2001, our cumulative one year interest rate-sensitivity gap ratio was 79%. Our targeted ratio is 80% to 120% in this time horizon. This indicates that our interest-bearing liabilities will reprice during this period at a rate faster than our interest-earning assets. For internal reporting purposes, we do not consider interest-bearing demand and savings accounts to be interest rate sensitive. Adjusting for these deposits, our cumulative one year interest rate-sensitivity gap ratio would be 113%. It is also noted that 56% of our certificates of deposit greater than $100,000 mature within the one year time horizon. We believe that as long as we pay the prevailing market rate on these type deposits, our liquidity, while not assured, will not be negatively affected.

The following table sets forth the distribution of the repricing of our interest-earning assets and interest-bearing liabilities as of December 31, 2001, the interest rate-sensitivity gap, the cumulative interest rate-sensitivity gap, the interest rate-sensitivity gap ratio and the cumulative interest rate-sensitivity gap ratio. The table also sets forth the time periods in which interest-earning assets and interest-bearing liabilities will mature or may reprice in accordance with their contractual terms. However, the table does not necessarily indicate the impact of general interest rate movements on the net interest margin as the repricing of various categories of assets and liabilities is subject to competitive pressures and the needs of our customers. In addition, various assets and liabilities indicated as repricing within the same period may in fact, reprice at different times within such period and at different rates.

                                               After        After
                                               Three         One
                                               Months     Year but
                                    Within      but        Within       After
                                     Three     Within       Five         Five
                                    Months    One Year      Years       Years        Total
                                                       (Dollars in Thousands)
Interest-earning assets:
   Interest-bearing
        deposits in banks          $     63  $      --   $       --  $        --  $        63
   Federal funds sold                 2,602         --           --           --        2,602
   Securities                         5,344        320        2,085        4,738       12,487
   Loans                             32,224     12,377       40,309        3,161       88,071
                                   --------  ----------  ----------  -----------  -----------

                                     40,233     12,697       42,394        7,899      103,223
                                   --------  ----------  ----------  -----------  -----------
Interest-bearing liabilities:
   Interest-bearing demand
        deposits                     18,838         --           --           --       18,838
   Savings                            1,331         --           --           --        1,331
   Certificates, less than
        $100,000                      4,673     19,025        9,923           --       33,621
   Certificates, $100,000
        and over                     10,098     12,952       18,107           --       41,157
                                   --------  ----------  ----------  -----------  -----------

                                     34,940     31,977       28,030           --       94,947
                                   --------  ----------  ----------  -----------  -----------

Interest rate sensitivity
   gap                             $  5,293  $ (19,280)  $   14,364  $     7,899  $     8,276
                                   ========  ==========  ==========  ===========  ===========
Cumulative interest rate
   sensitivity gap                 $  5,293  $ (13,987)  $      377  $     8,276
                                   ========  ==========  ==========  ===========
Interest rate sensitivity
   gap ratio                           1.15       0.40         1.51           --
                                   ========  ==========  ==========  ===========
Cumulative interest rate
   sensitivity gap ratio               1.15       0.79         1.00         1.09
                                   ========  ==========  ==========  ===========

               SELECTED FINANCIAL INFORMATION AND STATISTICAL DATA

The tables and schedules on the following pages set forth certain significant financial information and statistical data with respect to: the distribution of assets, liabilities and stockholders' equity, the interest rates we experience; our investment portfolio; our loan portfolio, including types of loans, maturities, and sensitivities of loans to changes in interest rates and information on nonperforming loans; summary of the loan loss experience and allowance for loan losses; types of deposits and the return on equity and assets.

                    DISTRIBUTION OF ASSETS, LIABILITIES, AND
                              STOCKHOLDERS' EQUITY:
                    INTEREST RATES AND INTEREST DIFFERENTIALS

Average Balances

The condensed average balance sheet for the period indicated is presented below.
(1)

                                                        Years Ended December 31,
                                                     2001                     2000
                                                        (Dollars in Thousands)
                   ASSETS

     Cash and due from banks                    $       2,354            $       1,947
     Interest-bearing deposits in banks                    74                      108
     Taxable securities                                 8,060                    8,044
     Tax exempt securities                                331                        -
     Securities valuation account                          62                      (34)
     Federal funds sold                                 5,692                    4,717
     Loans (2)                                         73,967                   45,594
     Allowance for loan losses                         (1,073)                    (671)
     Other assets                                       6,924                    5,731
                                                       ------                   ------
                                                $      96,391            $      65,436
                                                       ======                   ======

     Total interest-earning assets              $      88,124            $      58,463
                                                       ======                   ======

          LIABILITIES AND STOCKHOLDERS' EQUITY

     Deposits:
          Noninterest-bearing demand            $       6,421            $       5,541
          Interest-bearing demand                      15,097                   10,769
          Savings                                       1,045                      625
          Time                                         64,823                   40,250
                                                       ------                   ------
                   Total deposits               $      87,386            $      57,185

          Federal funds purchased                          28                        -
          Other liabilities                               961                      822
                                                       ------                   ------
                   Total liabilities                   88,375                   58,007
          Stockholders' equity                          8,016                    7,429
                                                       ------                   ------
                                                $      96,391            $      65,436
                                                       ======                   ======

          Total interest-bearing liabilities    $      80,993            $      51,644
                                                       ======                   ======

(1) Average balances were determined using the daily average balances during the year for each category.

(2) Nonaccrual loans included in average loans were $76,000 and $16,000 in 2001 and 2000, respectively.

Interest Income and Interest Expense

The following tables set forth the amount of our interest income and interest expense for each category of interest-earning assets and interest-bearing liabilities and the average interest rate for total interest-earning assets and total interest-bearing liabilities, net interest spread and net yield on average interest-earning assets.

                                                                           Years Ended December 31,
                                                                   2001                              2000
                                                                          Average                          Average
                                                          Interest          Rate           Interest          Rate
                                                                         (Dollars in Thousands)
     INTEREST INCOME:
          Interest and fees on loans (1)                  $  7,251          9.80%         $   5,117          11.22%
          Interest on taxable securities                       528          6.55                560           6.96
          Interest on tax exempt securities                     14          4.23                  -           -
          Interest on federal funds sold                       222          3.90                298           6.32
          Interest on deposits in banks                          3          4.53                  7           6.19
                                                             -----                            -----
          Total interest income                           $  8,018          9.10          $   5,982          10.23
                                                             -----                            -----

     INTEREST EXPENSE:
          Interest on interest-bearing
            demand deposits                               $    398          2.64          $     341           3.16
          Interest on savings deposits                          20          1.93                 12           1.96
          Interest on time deposits                          3,871          5.97              2,630           6.54
          Interest on federal funds purchased                    1          2.67                  -           -
                                                             -----                            -----
          Total interest expense                          $  4,290          5.30          $   2,983           5.78
                                                             -----                            -----

     NET INTEREST INCOME                                  $  3,728                        $   2,999
                                                             =====                            =====

          Net interest spread                                               3.80%                             4.45%
                                                                            ====                              ====
          Net yield on average interest-earning assets                      4.23%                             5.13%
                                                                            ====                              ====

(1) Interest and fees on loans includes $653,000 and $513,000 of loan fee income for the years ended December 31, 2001 and 2000, respectively. Interest income recognized on nonaccrual loans during 2001 and 2000 was insignificant.

Rate and Volume Analysis

The following table describes the extent to which changes in interest rates and changes in volume of interest-earning assets and interest-bearing liabilities have affected our interest income and expense during the year indicated. For each category of interest-earning assets and interest-bearing liabilities, information is provided on changes attributable to (1) change in volume (change in volume multiplied by old rate); (2) change in rate (change in rate multiplied by old volume); and (3) a combination of change in rate and change in volume. The changes in interest income and interest expense attributable to both volume and rate have been allocated proportionately on a consistent basis to the change due to volume and the change due to rate.

                                                                      Year Ended December 31,
                                                                            2001 vs. 2000
                                                                           Changes Due To:

                                                              Rate          Volume               Net
                                                                       (Dollars in Thousands)
     Increase (decrease) in:
          Income from interest-earning assets:
          Interest and fees on loans                        $ (716)         $ 2,850           $ 2,134
          Interest on taxable securities                       (33)               1               (32)
          Interest on tax exempt securities                      -               14                14
          Interest on federal funds sold                      (129)              53               (76)
          Interest on deposits in banks                         (1)              (3)               (4)
                                                            ------          -------           -------
                   Total interest income                      (879)           2,915             2,036
                                                            ------          -------           -------

          Expense from interest-bearing liabilities:
          Interest on interest-bearing
                   demand deposits                             (63)             120                57
          Interest on savings deposits                           -                8                 8
          Interest on time deposits                           (244)           1,485             1,241
          Interest on federal funds purchased                    -                1                 1
                                                            ------          -------           -------
                   Total interest expense                     (307)           1,614             1,307
                                                            ------          -------           -------

                   Net interest income                      $ (572)         $ 1,301           $   729
                                                            ======          =======           =======


                              INVESTMENT PORTFOLIO

Types of Investments

The carrying amounts of securities at the dates indicated, which are all classified as available-for-sale, are summarized as follows:

                                                            December 31,
                                                       2001              2000
                                                        (Dollars in Thousands)

U.S. Government and agency securities                $  8,712         $   7,500
Mortgage-backed securities                              2,436               476
Municipal securities                                      841                 -
                                                     --------         ---------
                                                        1,989             7,976
Restricted equity securities                              498               436
                                                     --------         ---------
                                                     $  2,487         $   8,412
                                                     ========         =========

Maturities

The amounts of debt securities, including the weighted average yield in each category as of December 31, 2001 are shown in the following table according to contractual maturity classifications (1) one year or less, (2) after one through five years, (3) after five through ten years and (4) after ten years. Restricted equity securities are not included in the table because they have no contractual maturity.

                                                                               After one year            After five years
                                                     One year or less         through five years         through ten years
                                                   Amount      Yield (1)      Amount     Yield (1)     Amount       Yield (1)
U.S. Government and agency securities             $   2,996      2.88%      $   2,085      5.79%     $   2,146        6.29%
Mortgage-backed securities                                -         -               -         -            305        7.00
Municipal securities                                      -         -               -         -            219        3.83
                                                  ---------                 ---------                ---------
                                                  $   2,996      2.88       $   2,085      5.79      $   2,670        6.17
                                                  =========                 =========                =========

                                                     After ten years                Total
                                                   Amount      Yield (1)      Amount     Yield (1)

U.S. Government and agency securities             $   1,485      2.43%      $   8,712      3.35%
Mortgage-backed securities                            2,131      6.11           2,436      6.22
Municipal securities                                    622      4.75             841      4.51
                                                  ---------                 ---------
                                                  $   4,238      4.62       $  11,989      4.74
                                                  =========                 =========

(1) The weighted average yields were computed using coupon interest, adding discount accretion or subtracting premium amortization, as appropriate, on a ratable basis over the life of each security.

                                 LOAN PORTFOLIO

Types of Loans

The amounts of loans outstanding at the indicated dates are shown in the following table according to the type of loan.

                                                          December 31,
                                                    2001              2000
                                                     (Dollars in Thousands)

     Commercial                                   $  8,732          $  6,839
     Real estate-construction                       13,425             8,741
     Real estate-mortgage                           58,145            34,028
     Consumer installment loans and other            7,769             7,941
                                                  --------          --------
                                                    88,071            57,549
     Less allowance for loan losses                 (1,195)             (866)
                                                  --------          --------
                   Net loans                      $ 86,876          $ 56,683
                                                  ========          ========

Maturities and Sensitivities of Loans to Changes in Interest Rates

Total loans as of December 31, 2001 are shown in the following table according to contractual maturity classifications (1) one year or less, (2) after one through five years, and (3) after five years.

                                                         (Dollars in Thousands)
     Commercial
          One year or less                                       $  5,815
          After one year through five years                         2,896
          After five years                                             21
                                                                 --------
                                                                    8,732
                                                                 --------
     Construction
          One year or less                                         13,399
          After one year through five years                            26
          After five years                                              -
                                                                 --------
                                                                   13,425
                                                                 --------
     Other
          One year or less                                         23,298
          After one year through five years                        33,094
          After five years                                          9,522
                                                                 --------
                                                                   65,914
                                                                 --------
                                                                 $ 88,071
                                                                 ========

The following table summarizes loans at December 31, 2001 with due dates after one year that have predetermined and floating or adjustable interest rates.

                                                         (Dollars in Thousands)

     Predetermined interest rates                            $    13,333
     Floating or adjustable interest rates                        32,226
                                                             -----------
                                                             $    45,559
                                                             ===========
Risk Elements

Information with respect to nonaccrual, past due, restructured and other problem loans at December 31, 2001 and 2000 is as follows:

                                                              December 31,
                                                             2001      2000
                                                         (Dollars in Thousands)

     Nonaccrual loans                                      $   69     $   35
     Loans contractually past due ninety
          days or more as to interest or
          principal payments and still accruing                37          0
     Restructured loans                                         0          0
     Potential problem loans                                  126          0
     Interest income that would have been recorded
          on nonaccrual and restructured loans under
          original terms                                        2          1
     Interest income that was recorded on
          nonaccrual and restructured loans                     1          0

Potential problem loans are defined as loans about which we have serious doubts as to the ability of the borrower to comply with the present loan repayment terms and which may cause the loan to be placed on nonaccrual status, to become past due more than ninety days, or to be restructured.

It is our policy to discontinue the accrual of interest income when, in the opinion of management, collection of interest becomes doubtful. This status is accorded interest when (1) there is a significant deterioration in the financial condition of the borrower and full repayment of principal and interest is not expected and (2) the principal or interest is more than ninety days past due, unless the loan is both well-secured and in the process of collection.

Loans that are classified for regulatory purposes as loss, doubtful, substandard, or special mention that have not been included in the table above do not represent or result from trends or uncertainties that management reasonably expects will materially impact future operating results, liquidity, or capital resources. These classified loans do not represent material credits about which management is aware of any information that causes management to have serious doubts as to the ability of such borrowers to comply with the loan repayment terms.

                         SUMMARY OF LOAN LOSS EXPERIENCE

The following table summarizes average loan balances for the year determined using the daily average balances during the year; changes in the allowance for loan losses arising from loans charged off; recoveries on loans previously charged off; additions to the allowance which have been charged to operating expense; and the ratio of net charge-offs during the year to average loans.

                                                        Years Ended December 31,
                                                            2001        2000
                                                         (Dollars in Thousands)

     Average amount of loans outstanding                $  73,967    $   45,594
                                                        =========    ==========

     Balance of allowance for loan losses
          at beginning of period                        $     866    $      520
                                                        ---------    ----------

     Loans charged off:
          Installment loans                                    64            10
          Real estate-mortgage                                 20             5
                                                        ---------    ----------
                                                               84            15
                                                        ---------    ----------

     Loans recovered                                            1             -
                                                        ---------    ----------

     Net charge-offs                                           83            15
                                                        ---------    ----------

     Additions to allowance charged to operating
          expense during year                                 412           361
                                                        ---------    ----------

     Balance of allowance for loan losses
          at end of year                                $   1,195    $      866
                                                        =========    ==========

     Ratio of net loans charged off during the
     year to average loans outstanding                        .11%          .03%
                                                        =========    ==========

Allowance for Loan Losses

The allowance for loan losses is maintained at a level that is deemed appropriate by us to adequately cover all known and inherent risks in the loan portfolio. Our evaluation of the loan portfolio includes a periodic review of loan loss experience, current economic conditions that may affect the borrower's ability to pay and the underlying collateral value of the loans.

As of December 31, 2001 and 2000, our allocations of the allowance for loan losses do not specifically correspond to the categories of loans listed below. Based on our best estimate, the allocation of the allowance for loan losses to types of loans, as of the indicated dates, is as follows:

                                        December 31, 2001               December 31, 2000
                                               Percent of loans in           Percent of loans in
                                                  each category                 each category
                                      Amount      to total loans     Amount     to total loans
                                                     (Dollars in Thousands)
Commercial                           $   239           9.92%         $  173         11.88%
Real estate- construction                179          15.24             260         15.19
Real estate- mortgage                    657          66.02             346         59.13
Consumer installment
     loans and other                     120           8.82              87         13.80
                                     -------         ------          ------        ------
                                     $ 1,195         100.00%         $  866        100.00%
                                     =======         ======          ======        ======

                                    DEPOSITS

Average amount of deposits and average rates paid thereon, classified as to noninterest-bearing demand deposits, interest-bearing demand deposits, savings deposits, and time deposits, for the year is presented below. (1)

                                                      Periods Ended December 31,
                                                     2001                     2000
                                              Amount    Percent      Amount          Percent
                                                          (Dollars in Thousands)
Noninterest-bearing demand deposits          $  6,421        -%     $  5,541             -%
Interest-bearing demand deposits               15,097     2.64        10,769          3.16
Savings deposits                                1,045     1.93           625          1.96
Time deposits                                  64,823     5.97        40,250          6.54
                                             --------               --------
                                             $ 87,386               $ 57,185
                                             ========               ========

(1) Average balances were determined using the daily average balances during the year.

The amounts of time certificates of deposit issued in amounts of $100,000 or more as of December 31, 2001 are shown below by category, which is based on time remaining until maturity of (1) three months or less, (2) over three through six months, (3) over six through twelve months, and (4) over twelve months.

                                                          (Dollars in Thousands)

     Three months or less                                      $   10,098
     Over three months through six months                           4,249
     Over six months through twelve months                          8,703
     Over twelve months                                            18,107
                                                               ----------
              Total                                            $   41,157
                                                               ==========

                    RETURN ON ASSETS AND STOCKHOLDERS' EQUITY

The following rate of return information for the year indicated is presented below.

                                             Years Ended December 31,
                                                 2001        2000

     Return on assets (1)                          60%         74%
     Return on equity (2)                        7.20        6.56
     Dividend payout ratio (3)                      -           -
     Equity to assets ratio (4)                  8.32       11.35

(1)   Net income divided by average total assets.
(2)   Net income divided by average equity.
(3) Dividends declared per share of common stock divided by net income per share.
(4)   Average equity divided by average total assets.

            Market For Common Equity And Related Stockholder Matters

     (a) The Company completed its initial public offering on October 22, 1998. In the offering, the Company sold a total of 838,711 shares at $10.00 per share. There has been virtually no market for the Company's common stock since completion of the offering, and the Company does not anticipate a market to develop in the near future. As of December 31, 2001, there were approximately 1,115 shareholders of record.

          All outstanding shares of Common Stock of the Company are entitled to share equally in dividends from funds legally available therefor, when, as and if declared by the Board of Directors. The Company does not plan to declare any dividends in the immediate future.

     (b) The following table reflects the high and low trades of shares of the Company for each quarterly period during the last year based on such limited available information.

          Year                   High Selling Price        Low Selling Price
          ----                   ------------------        -----------------

          2001
          First Quarter                13.00                     13.00
          Second Quarter               15.00                     13.00
          Third Quarter                16.00                     15.00
          Fourth Quarter               16.00                     16.00

          The Company has not paid dividends since its inception. As discussed in Item 1 above, the Bank's ability to pay dividends is subject to numerous statutory conditions. Thus, to the extent the source of dividends to be paid by the Company is dividends from the Bank, the Company may continue not to pay dividends in the near future.

                COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

                 SUMMARY OF CASH AND CERTAIN OTHER COMPENSATION

     The following table shows the cash compensation paid by the Company or Unity National Bank to its Chief Executive Officer and President for the years ended December 31, 1999, 2000 and 2001. No other executive officers of the Company or Unity National Bank earned total annual compensation, including salary and bonus, in excess of $100,000 in 2001.

--------------------------------------------------------------------------------------------------------------------

                                           SUMMARY COMPENSATION TABLE
--------------------------------------------------------------------------------------------------------------------

Name and       Year  Salary    Bonus    Other Annual       Restricted  Securities         LTIP      All Other
Position                                Compensation/(2)/  Stock       Underlying         Payouts   Compensation
                                                           Awards      Options/SARS(#)
--------------------------------------------------------------------------------------------------------------------
Michael L.     2001  127,050   43,685       -----             -----      32,176           -----       -----
McPherson
President      -----------------------------------------------------------------------------------------------------
& CEO
               2000  123,792   18,150       -----             -----      27,284           -----       -----

               -----------------------------------------------------------------------------------------------------

               1999  110,000   24,383       -----             -----      22,392           -----       -----

--------------------------------------------------------------------------------------------------------------------

      /1/ Executive officers of the Company also received indirect compensation in the form of certain perquisites and other personal benefits. The amount of such benefits received in the fiscal year by each named executive officer did not exceed 10% of the executive's annual salary and bonus.

      /2/ In recognition for the financial risks they undertook in connection with the formation of the Bank, each organizer of the Bank, who are also the initial directors, received warrants to purchase 17,500 additional shares of common stock, or an aggregate of 140,000 shares. Mr. McPherson, President and Chief Executive Officer of the Bank and also Director of the Company, received warrants to purchase 17,500 additional shares of common stock exercisable at $10.00 per share, expiring on November 30, 2008. In addition, Mr. McPherson was granted options to purchase 24,460 shares of common stock on March 16, 1999 of which one-fifth vest on each anniversary of the opening of the Bank, November 30, 1998.

--------------------------------------------------------------------------------------------------------------------
                                       OPTION/SAR GRANTS IN LAST FISCAL YEAR
--------------------------------------------------------------------------------------------------------------------
Name                              # of Securities     % of Total Options/SARs   Exercise or      Expiration Date
                                 Underlying Option/     Granted to Employees     Base Price
                                     SAR Grants            in Fiscal Year         $/Share

--------------------------------------------------------------------------------------------------------------------

None                                     N/A                     N/A                 N/A               N/A
--------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------------------
                         AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                                AND FISCAL YEAR-END OPTION/SAR VALUES
--------------------------------------------------------------------------------------------------------------------
Name                    Shares Acquired     Value           Number of Securities          Value of Unexercised
                        on Exercise (#)   Realized (#)     Underlying Unexercised             in-the-money
                                                           Options/SARS at FY-End        options/SARs at FY-End
                                                         (Exercisable Unexercisable)   (Exercisable/Unexercisable)
                                                             Base Price $/Share
--------------------------------------------------------------------------------------------------------------------
CEO-Michael L.                  -               -                 32,176/0                    $225,232/0/(1)/
McPherson
--------------------------------------------------------------------------------------------------------------------

         No stock options were exercised by the listed individuals and there were no outstanding SARs during fiscal year 2001.

         The Company does not have any Long Term Incentive Plans in effect.

         /1/ Dollar values have been calculated by determining the difference between the estimated fair market value of the Company's common stock on March 22, 2002 ($17.00) and the exercise prices of the options ($10.00).

Employment Agreements

         The Company has entered into an employment agreement with Mr. McPherson for a five year term pursuant to which Mr. McPherson serves as the President and Chief Executive Officer of the Company and Unity National Bank. Mr. McPherson receives an annual salary of $127,050, plus his yearly medical insurance premium. Mr. McPherson is also eligible to participate in any management incentive program of the bank or any long-term equity incentive program and is eligible for grants of stock options and other awards thereunder. Additionally, Mr. McPherson participates in the Bank's retirement, welfare and other benefit programs and is entitled to a life insurance policy and an accident liability policy and reimbursement for automobile expenses, club dues, and travel and business expenses. Following termination of his employment with the Bank and for a period of twelve months thereafter, Mr. McPherson may not (i) be employed in the banking business as a director, officer at the vice-president level or higher, or organizer or promoter of, or provide executive management services to, any financial institution within a ten-mile radius of the Bank's offices,
(ii) solicit major customers of the Bank for the purpose of providing financial services, or (iii) solicit employees of the Bank for employment.

Director Compensation

         Neither the Company nor Unity National Bank paid directors' fees in 2001.

         Security Ownership of Certain Beneficial Owners and Management

General

      The following table shows how much common stock in the Company is owned by the directors, certain executive officers, and owners of more than 5% of the outstanding common stock, as of December 31, 2001. The information as to beneficial ownership was furnished to the Company by or on behalf of the persons named. Unless otherwise indicated, each of the shareholders has sole voting and vestment power with respect to the shares beneficially owned. Percentage ownership is calculated based on its outstanding shares.

                                            Number of Shares             Percentage of Beneficial
         Name                                   Owned (1)                     Ownership*
         -----                              -----------------             -----------------
         Kenneth R. Bishop                    35,000(2)                        3.57%
         Jerry W. Braden                      46,000(2)                        4.70%
         Donald D. George                     35,200(2)                        3.59%
         John S. Lewis                        35,000(2)                        3.57%
         Sam R. McCleskey                     35,300(2)                        3.61%
         Michael L. McPherson                 50,713(2)                        5.18%
         Stephen A. Taylor                    41,400(2)                        4.24%
         B. Don Temples                       38,500(2)                        3.93%

         Executive officers and directors    317,113                          32.39%
         as a group (8 persons)

_______________________________

* Information relating to beneficial ownership of Common Stock is based upon "beneficial ownership" concepts set forth in rules of the SEC under Section 13(d) of the Act. Under such rule, a person is deemed to be a "beneficial owner" of a security if that person has or shares "voting power," which includes the power to vote or direct the voting of such security, or "investment power," which includes the power to dispose of, or to direct the disposition of, such security. A person is also deemed to be a beneficial owner of any security of which that person has the right to acquire beneficial ownership within sixty
(60) days. Under the rules, more than one person may be deemed to be a beneficial owner of the same securities, and a person may be deemed to be a beneficial owner of securities as to which he has no beneficial interest. For instance, beneficial ownership includes spouses, minor children and other relatives residing in the same household, and trusts, partnerships, corporations or deferred compensation plans which are affiliated with the principal.

(1)   Includes shares for which the named person:
      a.  has sole voting and investment power,
      b.  has shared voting and investment power with a spouse, or
      c. holds in an IRA or other retirement plan program, unless otherwise indicated in these footnotes.

(2) Included in the above listed number of shares, each Director of the Company owns warrants to purchase 17,500 shares of common stock exercisable at $10.00 per share and have a term of 10 years. These warrants became exercisable on November 30, 1999.

Meetings and Committees of the Board of Directors

         During the year ended December 31, 2001, the Board of Directors of the company held four meetings and the Board of Directors of Unity National Bank held 12 meetings. All of the directors of the company and Unity National Bank attended at least 92% of the aggregate of such board meetings and the meetings of each committee on which they served.

         The audit committee met four times in 2001. The audit committee has the responsibility of reviewing the company's financial statements, evaluating internal accounting controls, reviewing reports of regulatory authorities, and determining that all audits and examinations required by law are performed. The committee recommends to the Board the appointment of the independent auditors for the next fiscal year, reviews and approves the auditor's audit plans, and reviews with the independent auditors the results of the audit and management's responses. The audit committee is responsible for overseeing the entire audit function and appraising the effectiveness of internal and external audit efforts. The audit committee reports its findings to the Board of Directors.

         The audit committee has reviewed and discussed the audited financial statements as of and for the year ended December 31, 2001 with management. The audit committee has discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards ("SAS") No. 61 (Codifications of Statements on Auditing Standards, AU (S) 380), Communications with Audit Committees, as amended. The audit committee has received the written disclosures and the letter from the independent accountants required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), as amended, and has discussed with the independent accountants their independence. Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements referred to above be included in Unity Holdings, Inc.'s Annual Report on Form 10-K for filing with the Commission.

         The names of each member of Unity Holdings, Inc.'s audit committee are:
Donald D. George, Sam R. McCleskey and B. Don Temples. Mr. Temples serves as Chairman of the audit committee. The Board of Directors has adopted a written charter for the audit committee, which is reviewed and reassessed for adequacy on an annual basis. A copy of the audit committee's written charter was included as Appendix A in last year's proxy statement.

         Unity Holdings, Inc. has an audit committee of the Board of Directors, which is comprised of three independent members, as defined by the National Association of Securities Dealers, Inc. ("NASD"). The audit committee recommends to the Board of Directors the independent accountants to be selected as the Company's auditors and reviews the audit plan, financial statements and audit results.

         The full Board of Directors, rather than a separate committee, is responsible for establishing the compensation plans for the company. Its duties include the development with management of all benefit plans for employees of the company, the formulation of bonus plans, incentive compensation packages, and medical and other benefit plans.

         The company does not have a nominating committee or a committee serving a similar function.

                 Certain Relationships and Related Transactions

Interests of Management and Others in Certain Transactions

         The Company and Unity National Bank have banking and other transactions in the ordinary course of business with directors and officers of the Company and Unity National Bank and their affiliates. It is the Company's policy that these transactions be on substantially the same terms (including price, or interest rates and collateral) as those prevailing at the time for comparable transactions with unrelated parties. The Company does not expect these transactions to involve more than the normal risk of collectibility nor present other unfavorable features to the Company or Unity National Bank. Loans to individual directors and officers must also comply with Unity National Bank's lending policies and statutory lending limits, and directors with a personal interest in any loan application are excluded from the consideration of the loan application. The Company intends for all of its transactions with its affiliates to be on terms no less favorable to the Company than could be obtained from an unaffiliated third party and to be approved by a majority of disinterested directors.

Legal Proceedings

         During the previous five years, no director or executive officer was the subject of a legal proceeding (as defined below) that is material to an evaluation of the ability or integrity of any director or executive officer. A "legal proceeding" includes: (a) any bankruptcy petition filed by or against any business of which such person was a general partner or executive prior to that time; (b) any conviction in a criminal proceeding or subject to a pending criminal proceeding (excluding traffic violations and other minor offenses); (c) any order, judgment, or decree of any court of competent jurisdiction, or any Federal or State authority permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of commodities business, securities or banking activities; and (d) any finding by a court of competent jurisdiction (in a civil action), the Securities and Exchange Commission or the Commodity Futures Trading Commission of a violation of a federal or state securities or commodities law (such finding having not been reversed, suspended or vacated).

Compliance with Section 16(a) of the Securities Exchange Act of 1934

         Based solely upon a review of Forms 3 and 4 and amendments thereto furnished to the Company under Rule 16a-3(d) during 2001 and Form 5 and amendments thereto furnished to the

Company during 2001, no person who, at any time during 2001, was a director, officer or beneficial owner of more than 10% of any class of equity securities of the Company failed to file on a timely basis any reports required by Section 16(a) during the 2001 fiscal year or previously.

Independent Auditors

         The company has selected the firm of Mauldin & Jenkins, LLC to serve as the independent auditors to the Company for the year ending December 31, 2002. The Company does not expect a representative from this firm to attend the annual meeting. There have been no changes in or disagreements with Mauldin & Jenkins, LLC on accounting and financial disclaimer in 2001.

         During fiscal year 2001, the Company retained its principal auditor, Mauldin & Jenkins, LLC, to provide services in the following categories and amounts:

         Audit Fees ................................................  $34,750.00
                                                                       ---------
         Financial I.S.D. and Implementation Fees ..................  $     0.00
                                                                      ----------
         All other Fees ............................................  $19,000.00
                                                                       ---------
         Total .....................................................  $53,750.00
                                                                       ---------

Shareholder Proposals for the 2003 Annual Meeting of Shareholders

         If shareholders wish a proposal to be included in the company's proxy statement and form of proxy relating to the 2003 annual meeting, they must deliver a written copy of their proposal to the principal executive offices of the company no later than December 17, 2002. To ensure prompt receipt by the company, the proposal should be sent certified mail, return receipt requested. Proposals must comply with the company's bylaws relating to shareholder proposals in order to be included in the company's proxy materials. Any proposals submitted by a shareholder outside the processes of Rule 14a-8 under the Exchange Act for presentation at the Company's next annual meeting will be considered untimely for purposes of Rule 14a-4 and 14a-5 if received by the Company less than 30 days prior to the date of such meeting, or, if notice of the meeting is given in a lesser period of time, more than 10 days after the date of such notice.

UPON WRITTEN REQUEST, A COPY OF OUR MOST RECENT ANNUAL REPORT ON FORM 10-KSB, INCLUDING FINANCIAL STATEMENTS AND THE FINANCIAL SCHEDULES AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION SHALL BE FURNISHED TO SHAREHOLDERS WITHOUT CHARGE. PLEASE DIRECT YOUR WRITTEN REQUEST TO: JAMES TIMMONS, UNITY HOLDINGS, INC., 950 JOE FRANK HARRIS PARKWAY, S.E., CARTERSVILLE, GEORGIA 30121.

April 15, 2002

                       PROXY SOLICITED FOR ANNUAL MEETING
                               OF SHAREHOLDERS OF
                              UNITY HOLDINGS, INC.
                           to be held on May 15, 2002


          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

The undersigned hereby constitutes and appoints W. Stewart Griggs and James D. Timmons, and each of them, his or her true and lawful agents and proxies with full power of substitution in each, to represent and vote, as indicated below, all of the shares of common stock of Unity Holdings, Inc. that the undersigned would be entitled to vote at the Annual Meeting of Shareholders of the company to be held at 950 Joe Frank Harris Parkway, SE, Cartersville, Georgia 30121, on May 15, 2002 at 3:00 p.m. local time, and at any adjournment, upon the matters described in the accompanying Notice of Annual Meeting of Shareholders and Proxy Statement, receipt of which is acknowledged. These proxies are directed to vote on the matters described in the Notice of Annual Meeting of Shareholders and Proxy Statement as follows:

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted: (i) "FOR" Proposal No. 1 to elect the three identified Class I directors to serve on the Board of Directors each for three-year terms.

    1. PROPOSAL to elect the three identified Class I directors to serve for three-year terms.

        Donald D. George        John S. Lewis            Michael L. McPherson

        [_]  FOR all nominees listed              [_]  WITHHOLD AUTHORITY
             (except as marked to the contrary)        to vote for all nominees

INSTRUCTION: To withhold authority to vote for any individual nominee(s), write that nominees' name(s) in the space provided below.

--------------------------------------------------------------------------------

                                    Dated:  ___________________________, 2002


                                    --------------------------------------
                                    Signature of Shareholder

                                    --------------------------------------
                                    Please print name

                                    --------------------------------------
                                    Signature of Shareholder

                                    --------------------------------------
                                    Please print name

Please sign exactly as name or names appear on your stock certificate. Where more than one owner is shown on your stock certificate, each owner should sign. Persons signing in a fiduciary or representative capacity shall give full title. If a corporation, please sign in full corporate name by authorized officer. If a partnership, please sign in partnership name by authorized person.